Exhibit 10.8

AMENDED AND RESTATED
The GEO Group, Inc.
SENIOR OFFICER RETIREMENT PLAN
(effective December 31, 2008 )

INTRODUCTION
The GEO Group, Inc. (“GEO”) hereby amends and restates The GEO Group, Inc. Senior Officer Retirement Plan, hereinafter referred to as the “Plan.”
The purpose and objective of the Plan is to provide retirement benefits to selected key executives of an Employer and to provide pre-retirement benefits in the event of the death or disability of a Participant.
The Plan has been reviewed and approved by the Compensation Committee of the Board of Directors of GEO, and upon the recommendation of that Committee, by the Board of Directors of GEO.
Nothing contained in this Plan shall be deemed to constitute an employment agreement between any Participant and the Employer and nothing contained herein shall be deemed to give any Participant any right to be retained in the employ of the Employer.
This plan is effective from March 31, 1995, as amended in May 2005 and subsequently amended and restated effective on December 31, 2008.

ARTICLE I
DEFINITIONS
1.0	Definitions. The following terms when used in this Plan shall have the following meanings unless a different meaning is clearly required by the context.

1.1	Annual Benefit. The annual benefit to which a Participant is entitled under the Plan in the absence of a Form of Annuity Election.

1.2	Beneficiary. The beneficiary or beneficiaries of a Participant in accordance with Section 4.8.

1.3	Code Section 409A. Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and its implementing regulations and guidance.

1.4	Committee. The GEO Corporate Retirement Committee comprised of the Chairman of the Board of Directors, the President, the Chief Financial Officer, the Vice President, Human Resources and the General Counsel of GEO.

1.5	Disability. A situation where a Participant, by reason of a physical or mental impairment that can be expected to result in death or be expected to last for a continuous period of not less than 12 months: (a) is unable to engage in any substantial gainful activity, or (b) is receiving income replacement benefits for a period of not less than 3 months under an accident or health plan sponsored by the Employer. Notwithstanding the foregoing, disability shall not be deemed to occur unless it constitutes a “disability,” as such term is defined in Code Section 409A.

1.6	Early Retirement Election. An election by a Participant to receive benefits under this Plan before such Participant attains Normal Retirement Age, as described in, and subject to the limitations and requirements of, Section 4.3.

1.7	Employee. An Employee of an Employer.

1.8	Employer. GEO and/or any affiliate or subsidiary thereof.

1.9	FAS. The average salary of a Participant earned during his or her last five (5) years of employment with an Employer, including the year in which the event or occurrence requiring a determination of a Participant’s FAS occurs (or, in the case of a Participant who Separates from Service after attaining Normal Retirement Age, if greater, the average salary of such Participant earned during his or her last five (5) years prior to and including the year the Participant attains Normal Retirement Age). For purposes of calculating a Participant’s FAS, “salary” does not include any bonuses, but does include any deferred salary in the year in which it is earned (regardless of when paid).

1.10	Form of Annuity Election. An election described in Section 5.2 to receive benefits under this Plan in the amounts, and for the duration, described in either Section 5.2.1 or Section 5.2.2.

1.11	GEO. The GEO Group, Inc., a Florida corporation.

1.12	Normal Retirement Age. Age 65.

1.13	Participant. Any Employee who participates in this Plan in accordance with Article II.

1.14	Plan. The GEO Group, Inc. Senior Officer Retirement Plan as it may from time to time be amended.

1.15	Qualifying Age. The later of (a) the earliest age at which the Participant could begin receiving Social Security benefits or (b) the Participant’s age on the date his or her benefits commence pursuant to the terms of this Plan; provided, however, Qualifying Age shall never be greater than Normal Retirement Age.

1.16	Retire. To Separate from Service after attaining Normal Retirement Age.

1.17	Retirement. The date on which the Participant Separates from Service after attaining Normal Retirement Age.

1.18	Separation from Service or, as the context requires, Separate from Service. A “separation from service” as described in Code Section 409A.

1.19	Social Security Benefits. The annual amount of Social Security benefits for which a Participant is eligible upon reaching his or her Qualifying Age.

1.20	Years of Service. The number of full years during which an Employee is continuously employed by an Employer, including years prior to participation in the Plan.
ARTICLE II
PARTICIPANT ELIGIBILITY
2.1	Initial Eligible Employees. The attached list of individuals are those Employees who have been approved for participation at the inception of the Plan. See Exhibit A. Participants shown on Exhibit A who are age 55 or over at inception of the Plan shall not be eligible to make an Early Retirement Election.
2.2	Other Eligible Employees. In addition to those initially eligible, other key executives may be suggested for participation in the Plan by the Committee, subject to the final approval of the Compensation Committee of the Board of Directors of GEO.
2.3	Excluded Employees. No Employee shall be eligible for participation in the Plan if such Employee participates in The GEO Group, Inc. Executive Retirement Plan or is a party to an individual Executive Retirement Agreement with GEO.

ARTICLE III
BENEFITS
3.1	Vesting in Benefits. A Participant shall become vested in benefits under this Plan when such Participant has at least ten (10) Years of Service, provided such Participant remains continuously employed with an Employer until at least age 55. No benefits shall be paid under this Plan until after a Participant Separates from Service.

3.2	Benefit Computations.
3.2.1	Twenty-Five or More Years of Service. For a Participant with twenty-five (25) or more Years of Service, the Annual Benefit shall be forty-five percent (45%) of the FAS of such Participant, reduced by one hundred percent (100%) of any Social Security Benefits. The amount determined under this Section 3.2.1 shall be reduced in accordance with Section 3.2.3, if applicable.

3.2.2	Between Ten and Twenty-Five Years of Service. For a Participant with at least ten (10) Years of Service, but fewer than twenty-five (25) Years of Service, the Annual Benefit shall be 1.8% times the Participant’s Years of Service times the Participant’s FAS, reduced by one hundred percent (100%) of any Social Security Benefits. Thus, for example, a Participant who had twenty (20) Years of Service at the time of his or her entitlement to benefits under this Plan would have an Annual Benefit of thirty-six percent (36%) (which is 1.8% times 20) of FAS reduced by one hundred percent (100%) of any Social Security Benefits. The amount determined under this Section 3.2.2 shall be reduced in accordance with Section 3.2.3, if applicable.

3.2.3	Reduction for Benefits Commencing Before Normal Retirement Age. In the event a Participant has made a timely and valid Early Retirement Election, the Annual Benefit otherwise payable to the Participant under this Plan shall be reduced by a factor of 4% for each year (or fraction thereof) that the Participant is under Normal Retirement Age at the time benefits under the Plan commence. The computation of Annual Benefits provided in Sections 3.2.1 or 3.2.2, as applicable, would be made using an estimated amount of Social Security Benefits, as determined pursuant to the principles established by the Social Security Administration, which would be payable to the Participant upon reaching his or her Qualifying Age. The following is an example of the calculation of Annual Benefits described in this Section 3.2.3.

Example
An Executive with a valid Early Retirement Election in effect Separates from Service at age sixty-two (62) with twenty-two (22) Years of Service. His FAS is $200,000 and his estimated Social Security Benefit is $14,400 annually.

1.8% x 22 x $200,000 =	$79,200

Less estimated Social Security Benefit	-14,400

Benefit that would have been payable upon Retirement at age 65	$64,800

Early benefit factor 100% — (3 x 4%) =	x 88%

Annual Benefit payable at age 62	$57,024

Monthly payment for life	$4,752

3.2.4	Years of Service Counted. All Years of Service are includible for purposes of the calculation of benefits in this Article III. Years of Service in excess of twenty-five (25) years are not considered for purposes of calculating Annual Benefits. No benefits will be payable under this Plan to any Participant with fewer than ten (10) Years of Service. Years of Service after a Participant reaches age 65 will be counted to allow a Participant to reach the maximum of 25 Years of Service.
ARTICLE IV
WHEN BENEFITS ARE PAYABLE
4.1	Separation from Service After Attaining Normal Retirement Age. Upon Retiring after attaining Normal Retirement Age, a Participant shall be paid monthly 1/12th of the Annual Benefit provided in either Section 3.2.1 or 3.2.2. The following is an example of the calculation of Annual Benefits described in this Section 4.1.
Example
An Executive Retires at age sixty-five (65) with twenty-five (25) Years of Service. The FAS is $200,000 and the Social Security Benefit is $14,400 annually at the time of his or her Retirement.

45% x $200,000 =	$90,000

Less Annual Social Security Benefit	-14,400

Plan pays annually for life	$75,600

Monthly payment for life	$6,300
4.2	Separation from Service Between Ages 55 and 65 — No Early Retirement Election. Unless the Participant has made an Early Retirement Election pursuant to Section 4.3 below, if a Participant (a) has at least ten (10) Years of Service, (b) is at least age 55 at the time of his or her Separation from Service and (c) Separates from Service before attaining Normal Retirement Age, then such Participant shall commence receiving benefits under the Plan at Normal Retirement Age. The Annual Benefits of such a Participant shall be determined based on his or her Years of Service at the time of his or her Separation from Service, and shall be calculated as provided in Section 3.2.

4.3	Separation from Service Between Ages 55 and 65 — Early Retirement Election. If a Participant (a) has at least twenty (20) Years of Service, (b) is at least age 55 at the time of his or her Separation from Service, (c) Separates from Service before attaining Normal Retirement Age, and (d) made a valid and timely Early Retirement Election in accordance with the requirements set forth in this Section 4.3, then such Participant shall commence receiving benefits under the Plan on the date specified in the Early Retirement Election. The Annual Benefits of such a Participant shall be determined based on his or her Years of Service at the time of his or her Separation from Service and shall be calculated under Section 3.2.3.
4.3.1	Early Retirement Election. An Early Retirement Election shall set forth the date a Participant elects to commence receiving benefits under this Plan. Such date may be either (a) the date of Separation from Service or (b) a specified date no later than the date the Participant attains Normal Retirement Age. In the event a Participant elects a specified date that is before the Participant’s Separation from Service, then benefits under this Plan shall commence upon the Participant’s Separation from Service.

4.3.2	Timing of Valid Initial Early Retirement Election. In order to be valid, an Early Retirement Election must be made (a) on or before December 31, 2008 or (b) no more than thirty (30) days after an Employee becomes a Participant in the Plan.

4.3.3	Amendments to or Revocations of Early Retirement Elections. A Participant may amend or revoke an executed Early Retirement Election only if the following conditions are met:
(a)	such amendment or revocation does not take effect until at least twelve (12) months after the date on which such amendment or revocation is made;

(b)	the payment or benefit with respect to which such amendment or revocation is made is deferred for at least five (5) years from the date such payment or benefit would otherwise have been made in the absence of such amendment or revocation; and

(c)	in the case of a Participant that elected to commence receiving benefits on a specified date, as described in Section 4.3.1, such amendment or revocation is made at least twelve (12) months before such specified date.
4.4	Pre-Retirement Death Benefit. In the event of the death of a Participant prior to his or her Separation from Service, a benefit shall be payable to his or her designated Beneficiary for a period of ten (10) years beginning on the first day of the month following the Participant’s death. The Annual Benefit under this Section 4.4 shall be calculated under Section 3.2.1 or 3.2.2, as applicable, based upon the Participant’s Years of Service at the time of his or her death (and without any reduction under Section 3.2.3), reduced by fifty percent (50%), but without any reduction for Social Security Benefits. Distributions under this Section 4.4 shall be made as soon as administratively practicable following the date on which the Committee receives written notification of the Participant’s death in the manner prescribed by the Committee, but in no event later than 90 days following such death.

4.5	Disability Benefit. In the event of the Disability of a Participant prior to his or her Separation from Service, a benefit shall be payable to such Participant commencing on the later of the date the Participant attains Normal Retirement Age or the date of the Disability. The Annual Benefit under this Section 4.5 shall be calculated under Section 3.2.1 or 3.2.2, as applicable, based upon the Participant’s Years of Service and compensation of the Participant prior to his or her Disability (and without any reduction under Section 3.2.3).
4.6	Timing of Payment. Except as provided in this Section 4.6, all payments of benefits under this Plan shall begin on the first day of the month following the date or event that triggered commencement of benefits hereunder. Notwithstanding any other provision of this Plan, no benefits under this Plan shall be paid to a Participant earlier than (a) the date that is six months after the Participant’s Separation from Service or (b) the date of Participant’s death. In the event that the payment of any benefits is delayed by reason of the prior sentence, then any delayed payments shall be paid to the Participant in lump sum at the end of such required delay in order to catch up to the original payment schedule. If calculation of the amount of any payment under the Plan is not administratively practicable due to events beyond the control of the Participant (or Participant’s Beneficiary), the payment shall be made no later than six (6) months following the date on which the calculation of the amount of the payment is administratively practicable. For purposes of this Section 4.6, the inability of the Employer to calculate the amount or timing of a payment due to a failure of the Participant (or Participant’s Beneficiary) to provide reasonably available information necessary to make such calculation does not constitute an event beyond the control of the Participant (or Participant’s Beneficiary).
4.7	Proof of Death. The Committee may require such proof of death and such evidence of the right of any person to receive all or part of the death benefit of a deceased Participant as the Committee may deem desirable.
4.8	Beneficiaries. Every Participant shall be furnished with a form on which he may designate one or more Beneficiaries to receive the benefits due him under the Plan in the event of his death during employment or before all payments due are made.
4.8.1	A Participant may change any such designation by signing and filing with the Committee a new Designation of Beneficiary.

4.8.2	If no Beneficiary is designated, or if the designated Beneficiary has not survived the Participant, and if no alternative designation of Beneficiary shall be effective, the Participant’s Beneficiary shall be his surviving spouse, or if no spouse survives the Participant, the estate of the deceased Participant.

4.8.3	If more than one Beneficiary survives the Participant, payments shall be made equally to the surviving Beneficiaries unless the Participant specifically designated one Beneficiary as the primary Beneficiary and the other Beneficiaries as contingent Beneficiaries.

4.8.4	In the event a Participant dies following his or her Separation from Service but prior to the commencement of any benefits under this Plan, any benefits payable to a Beneficiary shall be paid at the same time and in the same form as such benefits would have been paid had the Participant died the day following the date he or she was to commence benefits under this Plan.

4.8.5	If the Beneficiary cannot be located for a period of one year following the Participant’s death despite mailing to the Beneficiary’s last known address, and if the Beneficiary has not made a written claim within such period to the Committee, such Beneficiary shall be treated as having predeceased the Participant.
4.9	Participant’s Rights Unsecured. The right of the Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Employer, and neither the Participant nor his Beneficiary shall have any rights in or against any specific assets of the Employer. Benefits under the Plan may not be encumbered or assigned by a Participant or any Beneficiary.
4.10	Forfeiture of Benefits. Notwithstanding any other provision of this Plan, all benefits otherwise payable to a Participant may be forfeited if the Committee determines that such Participant has become employed by a competitor of the Employer either as an employee or a consultant.
ARTICLE V
FORM OF ANNUITY
5.1	Absence of Form of Annuity Election. If the Participant does not make a timely Form of Annuity Election in accordance with Section 5.2, the Annual Benefits payable under this Plan shall be paid monthly from the time of the commencement of benefits hereunder until the death of the Participant.
5.2	Form of Annuity Election. A Participant may make a Form of Annuity Election at any time during his or her lifetime provided that such election must be made no later than thirty (30) days before the date benefits commence under this Plan. Any Form of Annuity Election made after this date shall be null and void. A Form of Annuity Election shall specify whether the Participant elects to receive benefits under the Plan in the amounts, and for the duration, described in either Section 5.2.1 or Section 5.2.2 below. A Participant may make, revoke, or change a Form of Annuity Election at any time during his or her lifetime provided that such revocation or change shall be effective only if made no later than thirty (30) days before benefits commence under this Plan.
5.2.1	Life with Ten Years Certain. A Participant may elect to receive the actuarially determined equivalent of the Annual Benefit that would be paid under Section

5.1, but instead to be paid monthly until the later of (a) the death of the Participant or (b) ten (10) years after the commencement of benefits under the Plan, whichever is longer. Amounts paid after the death of the Participant shall be paid monthly to the Participant’s designated Beneficiary.

5.2.2	Joint and Survivor Options. A Participant may elect to receive the actuarially determined equivalent of the Annual Benefit that would be paid under Section 5.1, but instead to be paid monthly until the later of (a) the death of the Participant or (b) the death of another person (which person shall be specified in the Form of Annuity Election).
ARTICLE VI
ADMINISTRATION
6.1	The Committee. The Plan will be administered by the Committee.
6.2	Powers and Authority of Committee. Except as otherwise expressly provided in the Plan, the Committee will have all powers necessary or helpful for the carrying out of its duties and responsibilities under the Plan, and its decisions or actions in good faith in respect of any matter hereunder will be final, conclusive and binding upon all parties concerned.
6.3	Liability Limited. Except as otherwise provided by law, neither the Employer nor any person who is a member of the Committee or who is an employee, officer and/or director of the Employer will incur any liability whatsoever on account of any matter connected with or related to the Plan, unless such person has acted in bad faith, or has willfully neglected his duties, in respect of the Plan.
6.4	Reliance on Information. The members of the Committee, the Employer, and its respective officers, directors and employees will be entitled to rely upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, insurance company, counsel, physician or other expert who is engaged by the Committee. The members of the Committee, the Employer, and its respective officers, directors, and employees will be fully protected in respect of any action taken or suffered by them in good faith in reliance thereon, and all action so taken or suffered shall be conclusive upon all persons affected thereby.
6.5	Genuineness of Documents. The Committee, the Employer, and its respective officers, directors and employees, will be entitled to rely upon any notice, request, consent letter, telegram or other paper or document believed by them or any of them, in good faith, to be genuine and to have been signed or sent by the proper person.
6.6	Proper Proof. In any case in which the Committee or the Employer is required under the Plan to take action upon the occurrence of any event, it will be under no obligation to take such action unless and until proper and satisfactory evidence of such occurrence has been received by it.

ARTICLE VII
AMENDMENT, TERMINATION AND EXCEPTIONS
7.1	Modification or Amendment. The Board of Directors of GEO may at any time amend this Plan; provided, however, that such amendment shall not affect the rights of the Participants or their Beneficiaries with respect to any benefits accrued or payable before the date of any such amendment.
7.2	Termination of Plan. The Board of Directors of GEO may, in its sole discretion, terminate the Plan at any time; provided, however, such termination shall not affect the rights of Participants or their Beneficiaries with respect to any benefits accrued or payable before the date of such termination of this Plan.
7.3	Exceptions. Subject to Sections 8.7 and 8.8, the Compensation Committee of the Board of Directors of GEO may make individual exceptions to the Plan from time to time to broaden the provisions of the Plan to be more favorable to a Participant than the provisions of the Plan. No exception may be made by such Committee to narrow the coverage of the Plan or to make exceptions which are less favorable to a Participant.
ARTICLE VIII
MISCELLANEOUS
8.1	No Implied Rights. Neither the establishment of the Plan nor any modification thereof, shall be construed as giving any Participant, Employee, Beneficiary or other person any legal or equitable right unless such right shall be specifically provided in the Plan or conferred by affirmative action of the Committee or the Compensation Committee of the Board of Directors of GEO in accordance with the terms and provisions of the Plan.

8.2	Status of Employment Relations. Nothing in this Plan shall be deemed to:
8.2.1	Give to any employee the right to be retained in the employ of an Employer;

8.2.2	Affect the right of an Employer to discipline or discharge any employee at any time;

8.2.3	Give an Employer the right to require any employee to remain in its employ; or

8.2.4	Affect any employee’s right to terminate his employment at any time.
8.3	Binding Effect. The provisions of the Plan shall be binding on the Employer, the Committee and their successors, and on all persons entitled to benefits under the Plan and their respective heirs, legal representatives and successors in interest.
8.4	Governing Laws. The Plan shall be construed and administered according to the laws of the State of Florida to the extent that such laws are not preempted by the laws of the United States of America.
8.5	Usage. Whenever applicable, the masculine gender, when used in the Plan, shall include the feminine and neuter genders, and the singular shall include the plural.

8.6	Captions. The captions contained herein are inserted as a matter of convenience and for reference only, and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the Plan or the constructions of any provisions thereof.
8.7	Section 409A. The provisions of this Plan shall be interpreted, applied, administered and operated in such manner as will meet the requirements of Code Section 409A so that no amount is included in the gross income of the Participant, his/her estate or Beneficiary pursuant to such Code Section in connection with this Plan.

Exhibit A
John J. Bulfin
John M. Hurley
Jorge A. Dominicis
Thomas M. Wierdsma